Exhibit 5


                                 Cordis Corporation

May 24, 1994

                        Registration Statement on Form S-8
                               Shares of Common Stock
                          ______________________________

Dear Sirs:

     I have acted as legal counsel for Cordis Corporation ("Company") in connection with the registration statement, to which this opinion constitutes
Exhibit 5, relating to shares of the Company's Common Stock, par value $1.00 per share, that may be issued or delivered by the Company upon exercise of stock options granted or to be granted under the Webster Laboratories, Inc. 1992 Stock Plan covering an aggregate of 192,401 shares of Common Stock.
I have examined such public and corporate records and documents, and such questions of law, as I have deemed appropriate for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the shares of Common Stock that may be issued or delivered by the Company upon the exercise of the aforesaid stock options have been duly authorized and, when issued or delivered in accordance with the terms of the Webster Laboratories, Inc. 1992 Stock Plan, such shares will be validly issued, fully paid, and nonassessable.

     I consent to the filing of this opinion as an exhibit to the registration statement.


Very truly yours,

 /s/ Daniel G. Hall
___________________________
Daniel G. Hall
Vice President, Legal Affairs,
Secretary and General Counsel
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